                                                                     EXHIBIT 2.9





                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                              WILLIAM STUART PRICE

                                 (THE "SELLER")


                                       AND


                            CARMEN ACQUISITION CORP.

                                  (THE "BUYER")



                                JANUARY 31, 2001








                           COMMERCIAL LAW GROUP, P.C.
                             ATTORNEYS & COUNSELORS
   2725 Oklahoma Tower " 210 Park Avenue " Oklahoma City, Oklahoma 73102-5604
              Telephone (405) 232-3001 " Telecopier (405) 232-5553

                                TABLE OF CONTENTS

                                                                                                        Page
1.       Sale Agreement                                                                                   5

2.       Purchase Price                                                                                   5
         2.1          Closing Adjustments                                                                 5
         2.2          Average Price                                                                       6
         2.3          Registration Statement                                                              6
         2.4          Make Whole Payment                                                                  6

3.       Representations and Warranties of the Seller                                                     7
         3.1          Ownership of Shares                                                                 7
         3.2          No Assumption of Obligations                                                        7
         3.3          Capitalization                                                                      7
         3.4          Subsidiaries                                                                        8
         3.5          SEC Documents                                                                       8
         3.6          Legal Requirements                                                                  9
         3.7          Consents and Approvals                                                              9
         3.8          Litigation                                                                          9
         3.9          Certain Interests                                                                   9
         3.10         Taxes                                                                               10
         3.11         Authority                                                                           10
         3.12         Investment Intent                                                                   10
         3.13         Sophisticated Investor                                                              11
         3.14         Powers of Attorney                                                                  11
         3.15         Full Disclosure; Limitations.                                                       11

4.       Representations and Warranties of the Buyer                                                      11

5.       Covenants                                                                                        11
         5.1          Access to Information                                                               11
         5.2          Inspection                                                                          12
         5.3          Conduct of Business                                                                 12
         5.4          Standstill                                                                          13
         5.5          Conditions                                                                          13
         5.6          Option                                                                              13
                      5.6.1  Exercise                                                                     14
                      5.6.2  Exercise Price                                                               14
                      5.6.3  Adjustments                                                                  14
                      5.6.4  Term                                                                         14

6.       Buyer's Conditions Precedent                                                                     14

7.       Seller's Conditions Precedent                                                                    15


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
8.       The Closing                                                                                      15
         8.1          Buyer's Deliveries                                                                  15
                      8.1.1  CEC Stock                                                                    15
                      8.1.2  Evidence of Authority                                                        15
                      8.1.3  Additional Documents                                                         16
         8.2          Seller's Deliveries                                                                 16
                      8.2.1  Shares                                                                       16
                      8.2.2  Spousal Ratification                                                         16
                      8.2.3  Other Shareholders                                                           16
                      8.2.4  Additional Documents                                                         16
         8.3          Escrow Disbursement                                                                 16
                      8.3.1  Distribution of Documents                                                    16
                      8.3.2  Option Exercise                                                              17
                      8.3.3  Escrow Agent Matters                                                         17
         8.4          Costs                                                                               17
         8.5          Risk of Loss                                                                        18

9.       Seller's Indemnification                                                                         18

10.      Termination                                                                                      18

11.      Default                                                                                          18

12.      Arbitration                                                                                      19

13.      Miscellaneous                                                                                    19
         13.1         Time                                                                                19
         13.2         Notices                                                                             19
         13.3         Representations and Warranties                                                      20
         13.4         Cooperation                                                                         20
         13.5         Choice of Law                                                                       20
         13.6         Headings                                                                            20
         13.7         Entire Agreement                                                                    20
         13.8         Assignment                                                                          20
         13.9         Amendment                                                                           21
         13.10        Severability                                                                        21
         13.11        Attorney Fees                                                                       21
         13.12        Waiver                                                                              21
         13.13        Brokerage                                                                           21
         13.14        Counterparts                                                                        21
         13.15        Restricted Legend                                                                   21
         13.16        ACKNOWLEDGMENTS AND ADMISSIONS                                                      22
         13.17        JOINT ACKNOWLEDGMENT                                                                22
         13.18        WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC                                         22


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Schedule "3.1"        -    Ownership of Shares
Schedule "3.2"        -    Assumed Obligations
Schedule "3.3"        -    Capitalization
Schedule "3.4"        -    Subsidiaries
Schedule "3.6"        -    Legal Requirements
Schedule "3.7"        -    Consents and Approvals
Schedule "3.8"        -    Litigation
Schedule "3.9"        -    Certain Interests


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                            STOCK PURCHASE AGREEMENT

                      THIS AGREEMENT is entered into effective the 31st day of January, 2001, between WILLIAM STUART PRICE, an individual (the "Seller"), and CARMEN ACQUISITION CORP., an Oklahoma corporation (the "Buyer").


                                   BACKGROUND:


A. The Seller owns seven hundred two thousand (702,000) shares (the "Seller Shares") of common stock, par value $.01, of RAM Energy, Inc., a Delaware corporation (the "Corporation") (the "RAM Common Stock").

B. The Buyer desires to acquire and the Seller desires to sell to the Buyer on the terms and conditions set forth in this Agreement: (a) six hundred seventy-four thousand five hundred (674,500) of the Seller Shares of RAM Common Stock (the "Acquisition Shares"); and (b) an option to purchase all of the remaining twenty-seven thousand five hundred (27,500) Seller Shares of RAM Common Stock (the "Option Shares" and together with the Acquisition Shares, the "Shares").

                      NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Sale Agreement. Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase and the Seller agrees to sell the Shares. On the Closing Date (as hereinafter defined) absolute ownership of the Acquisition Shares will be transferred to the Buyer free and clear of all liens, claims and encumbrances and on exercise of the Option (as hereinafter defined) absolute ownership of the Option Shares will be transferred to the Buyer free and clear of all liens, claims and encumbrances.

2. Purchase Price. On the Closing Date, in consideration for the sale of the Acquisition Shares and the grant of the Option to the Buyer, the Buyer will pay to the Seller as provided in paragraph 8 of this Agreement $7.33 per Acquisition Share (the "Purchase Price") payable in shares of Chesapeake Energy Corporation ("CEC") common stock (the "CEC Stock"). The number of shares of CEC Stock constituting the Purchase Price will be determined based on the Average Price (as hereinafter defined) and is referred to herein as the "Purchase Price Shares". The Purchase Price and the Purchase Price Shares deliverable with respect thereto will be adjusted and paid as follows:

         2.1 Closing Adjustments. On the Closing Date, the Purchase Price will be decreased by the per Acquisition Share amount of any cash distributed or paid by the Corporation to the Seller as consulting fees, directors fees or other compensation or with respect to the Acquisition Shares at any time after


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                  January 1, 2001, and on or before the Closing Date. In
                  addition to the foregoing adjustments, any non-cash distributions made by the Corporation with respect to the Acquisition Shares after January 1, 2001, and on or before the Closing Date will be assigned to and be the sole property of the Buyer free and clear of all liens, claims and encumbrances. To the extent received by the Seller, the Seller agrees to hold such non-cash distribution in trust for the Buyer and to deliver such distribution to the Buyer on the Closing Date in the same form as received by the Seller.

         2.2 Average Price. The "Average Price" will be determined by adding the daily closing price of the CEC Stock as reported in The Wall Street Journal for the ten (10) consecutive trading days commencing on the twelfth (12th) trading day prior to the Closing Date and dividing the product by ten (10).

         2.3 Registration Statement. The Buyer will use its best efforts to cause CEC to: (a) file a registration statement under the Securities Exchange Act of 1933 (the "33 Act") covering the resale of the Purchase Price Shares (the "Registration Statement") within sixty (60) days after the Closing Date; (b) cause the Registration Statement to be declared effective by the Securities and Exchange Commission ("SEC") within one hundred twenty (120) days after the filing date of the Registration Statement; and (c) cause the Registration Statement to remain effective until the first anniversary of the Closing Date.

         2.4 Make Whole Payment. The Purchase Price will be adjusted if the Selling Price (as hereinafter defined) is less than the Average Price with the adjustment to be determined by multiplying the difference between the Average Price and the Selling Price by the number of Purchase Price Shares sold during the Averaging Period (the "Adjustment Amount"). The "Selling Price" will be determined by multiplying the Daily Price for each Selling Day times the number of Purchase Price Shares sold on such Selling Day, adding the sums for all Selling Days during the Averaging Period and dividing the sum by the total number of Purchase Price Shares sold during the Averaging Period. As used in this paragraph: (a) "Daily Price" means the closing price of the CEC Common Stock as reported in The Wall Street Journal on each Selling Day; (b) "Selling Day" means a trading day on which the Seller makes sales of any Purchase Price Shares; and (c) "Averaging Period" means the ninety (90) calendar day period commencing with the date the registration of the Purchase Price Shares is declared effective. Within three (3) business days after the earlier of the date all of the Purchase Price Shares are sold or the end of the Averaging Period, the Seller will furnish to the Buyer a reconciliation of each sale of Purchase Price Shares. The Seller and the Buyer acknowledge and agree that if the Average Price exceeds the Selling Price, the Buyer will pay the Adjustment Amount to the Seller by wire transfer of immediately available funds within three (3) business days after determination of the Adjustment Amount. If the Selling Price exceeds the Average Price, no Purchase Price adjustment will be made pursuant to this paragraph 2.4.


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3. Representations and Warranties of the Seller. Certain representations and warranties of the Seller are made to the best knowledge of the Seller. The Buyer acknowledges and understands that the Seller does not own a controlling interest in the Corporation, that the Seller is neither an officer nor a director of the Corporation and that all such representations as to the Corporation are made to the best of the Seller's actual knowledge as a non-controlling shareholder. As an inducement to the Buyer to enter into this Agreement, the Seller represents and warrants to the Buyer that as of the date of this Agreement and the Closing
Date:

         3.1 Ownership of Shares. The Seller has and will have on the Closing Date good and marketable title to the Acquisition Shares and the Seller has and will have during the term of the Option good and marketable title to the Option Shares, free and clear of all liens, encumbrances, charges, equities, proxies, voting trusts, restrictions, agreements, rights of first refusal and imperfections of title other than those items listed at Schedule "3.1" attached as a part hereof. The Shares represent and will represent as of the Closing Date not less than 25.7426% of the outstanding shares of RAM Common Stock on a fully diluted basis. No person or entity other than the Buyer has: (a) any interest in the Shares, either of record or beneficially; (b) the right to ownership or possession of the Shares; or (c) the right to rescind, revoke, disaffirm, terminate or invalidate this Agreement or the conveyance of the Shares.

         3.2 No Assumption of Obligations. Except as set forth in Schedule "3.2" attached as a part hereof, the execution and consummation of this Agreement by the Buyer will not obligate the Buyer with respect to (or result in the assumption by the Buyer of) any obligation of the Seller under or with respect to any liability, agreement or commitment relating to the Shares including, without limitation, any shareholder agreement or similar agreement relating to the Shares or regulating the business, affairs, properties or finances of the Corporation.

         3.3 Capitalization. The authorized capital stock of the Corporation consists of: (a) fifteen million (15,000,000) shares of the RAM Common Stock of which two million seven hundred twenty-seven thousand (2,727,000) shares have been issued to the persons set forth at Schedule "" attached as a part hereof; and (b) five million (5,000,000) shares of preferred stock, par value $.01 (the "RAM Preferred Stock" and together with the RAM Common Stock, the "RAM Stock"), of which no shares have been issued or are outstanding. There are no classes of capital stock authorized other than the RAM Stock. All of the Shares have been validly issued and are fully paid and nonassessable. Except as set forth in Schedule "3.3" there is no other issued and outstanding shares of the RAM Stock and there are no shareholder agreements, outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreement of any character obligating the Seller or other party to transfer any shares of the RAM Stock or obligating the Corporation to issue any


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


                  additional shares of the RAM Stock or to issue any other securities convertible into or evidencing the right to subscribe for any shares of the RAM Stock.

         3.4 Subsidiaries. Except as set forth in Schedule "3.4" to the best knowledge of the Seller: (a) the Corporation has no direct or indirect subsidiary corporations, partnerships, limited liability companies or other entities (the "Subsidiaries"); (b) the Corporation owns directly or indirectly one hundred percent (100%) of the capital stock or equity interests in each Subsidiary; and (c) there is no other issued and outstanding capital stock or equity interest in such Subsidiary and there are no shareholder agreements, outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreement of any character obligating the Seller or other party to transfer any interest in the Subsidiary or obligating the Subsidiary to issue any additional equity interest in such Subsidiary or to issue any other securities convertible into or evidencing the right to subscribe for any equity interest in such Subsidiary.

         3.5 SEC Documents. To the best knowledge of the Seller, the Buyer has received each registration statement, report, definitive proxy statement or definitive information statement and all exhibits thereto filed since December 31, 1998, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "RAM Reports"). To the best knowledge of the Seller, the RAM Reports, which, except as otherwise disclosed, were filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by the Corporation under the 33 Act, the Securities Exchange Act of 1934, as amended (the "34 Act") and the rules and regulations promulgated thereunder. As of their respective dates, the RAM Reports (a) complied as to form in all material respects with the applicable requirements of the 33 Act and the 34 Act together with all rules and regulations promulgated thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. To the best knowledge of the Seller, each of the balance sheets of the Corporation included in or incorporated by reference into the RAM Reports (including the related notes and schedules) fairly presents the financial position of the Corporation as of its date and each of the statements of income, retained earnings and cash flows of the Corporation included in or incorporated by reference into the RAM Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Corporation for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of any unaudited statements, as permitted by Form 10-Q promulgated under the 34 Act.


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


         3.6 Legal Requirements. To the best knowledge of the Seller, the Corporation and each Subsidiary: (a) is duly organized, validly existing and in good standing under the laws of the state of formation of such entity; (b) is duly qualified, licensed and in good standing to do business in each jurisdiction in which the Corporation or the Subsidiary owns, leases or operates property or conducts business; (c) has all requisite power to own, lease and operate all material assets and business of the Corporation or Subsidiary as now being conducted; and (d) holds all required licenses and permits for carrying on all aspects of the business of the Corporation or the Subsidiary. The Corporation and each Subsidiary has complied with all applicable federal, state or local statutes, laws and regulations including, without limitation, any applicable building, zoning or other law, ordinance or regulation affecting the operation of such entity's business. At Schedule "3.6" attached hereto as a part hereof are true and correct copies of the Corporation's Certificate of Incorporation and Bylaws.

         3.7 Consents and Approvals. Except as disclosed in Schedule "3.7" attached hereto as a part hereof, the execution, delivery, performance and consummation of this Agreement does not and will not: (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which the Seller or, to the best knowledge of the Seller, the Corporation or any Subsidiary is a party or is bound; (b) violate, conflict or constitute a breach of any statute, regulation or judicial or administrative order, award, judgment or decree to which the Seller or, to the best knowledge of the Seller, the Corporation or any Subsidiary is a party or is bound; or (c) result in the creation, imposition or continuation of any adverse claim or interest, or any lien, encumbrance, charge, equity or restriction of any nature whatsoever, on or affecting the Seller or the Shares.

         3.8 Litigation. To the best knowledge of the Seller, except as listed in Schedule "3.8" attached hereto as a part hereof, there is no action, suit or proceeding pending or threatened against the Corporation, any Subsidiary, the Seller or the Shares and no proceeding, investigation, charge, audit or inquiry threatened or pending before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality which might result in an adverse effect on the Corporation, any Subsidiary, the Seller, the Corporation's business or the Shares.

         3.9 Certain Interests. To the best knowledge of the Seller, except as disclosed in Schedule "3.9" attached hereto as a part hereof: (a) no officer or director of the Corporation or any relative or affiliate of such officer or director, has acquired any interest in any of the property of the Corporation or any Subsidiary (except as a stockholder of the Corporation) or has entered into any business relationship with the Corporation or any Subsidiary (except as an employee, officer, director or stockholder) of a nature which would be required to be disclosed in a proxy statement relating to the election of directors filed under the 34 Act; and (b) other than the Subsidiaries, the Corporation does not directly or indirectly own any interest in any corporation, partnership, limited liability company, trust, joint venture or other entity.

         3.10 Taxes. To the best knowledge of the Seller: (a) all tax returns and reports of the Corporation and the Subsidiaries required by law to be filed have been filed or valid extensions have been obtained; (b) the returns which have been filed are true and correct and all taxes shown as due thereon have been paid; (c) all taxes and other governmental charges which are due and payable by the Corporation and any Subsidiary have been paid and recorded in the appropriate accounting records; (d) there is no pending or known threatened claim against the Corporation or any Subsidiary for payment of any additional taxes; and (e) the Corporation has not joined in a consolidated tax return and is currently taxed as a "C Corporation."

         3.11 Authority. The Seller is an individual, has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is legal, valid and binding with respect to the Seller and is enforceable in accordance with its terms. On execution, delivery and performance of this Agreement in accordance with its terms, the Buyer will receive ownership of one hundred percent (100%) of the Shares free of all claims, liens, encumbrances, obligations and liabilities of any kind including, without limitation, the right of any person to rescind, revoke, disaffirm, terminate or invalidate this Agreement or the conveyance of the Shares.

         3.12 Investment Intent. The Seller is acquiring the Purchase Price Shares for investment purposes only and not with a view to or in connection with a distribution within the meaning of the 33 Act. Accordingly the Seller acknowledges that the Purchase Price Shares will not be sold, assigned, pledged or otherwise transferred in the absence of an effective registration statement under the 33 Act except in accordance with a valid exemption from registration. The Seller understands and agrees that the certificates representing the Purchase Price Shares will have a legend imprinted thereon to the following effect:

                  "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. SUCH SHARES OF COMMON STOCK MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID SECURITIES ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL

                  SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE OR THAT REGISTRATION UNDER SAID SECURITIES ACT IS NOT REQUIRED."

         3.13 Sophisticated Investor. The Seller: (a) is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the 33 Act; (b) has the knowledge and experience in financial matters, business matters and investments to evaluate the merits and risks of the transaction to be consummated under this Agreement including, without limitation, the determination of the value of the RAM Stock and the CEC Stock; (c) has had the opportunity to review the filings by CEC with the SEC and is aware that no federal or state agency has made any findings or determinations as to the fairness of this transaction; and (d) in making the decision to enter into and consummate this Agreement has relied on an independent investigation made by the undersigned or related representatives, including the undersigned's own professional tax and other advisors.

         3.14 Powers of Attorney. There are no outstanding powers of attorney relating to or affecting the Shares or the Seller's interest in the Shares.

         3.15 Full Disclosure; Limitations. This Agreement, any schedule referenced in or attached to this Agreement, any document furnished to the Buyer under this Agreement and any certification furnished to the Buyer under this Agreement does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the statements made, in the circumstances under which the statements were made, not misleading. All of the representations and warranties in paragraph 3 of this Agreement are true and correct as of the date made and will be true and correct as of the Closing Date.

4. Representations and Warranties of the Buyer. The Buyer is a corporation duly formed and in good standing under the laws of the State of Oklahoma. The Buyer is duly authorized and empowered to execute, deliver and perform this Agreement and all corporate and other action necessary for the execution, delivery and performance of this Agreement has been duly and validly taken.

5. Covenants. The parties agree to perform the following prior to the Closing
Date:

         5.1 Access to Information. During the period commencing on the date of this Agreement and ending on the Closing Date, the Seller will afford the Buyer and the authorized representatives of the Buyer, full access during normal business hours to the properties, books and records of the Seller, his lawyers and accountants regarding the Corporation to make such investigation as the Buyer desires regarding the Corporation, the Subsidiaries, the business of the Corporation and the Subsidiaries and the Shares. In addition, the Seller will make available to the Buyer and the authorized representatives of the Buyer,


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


                  all information and pleadings relating to the Seller's claims against the Corporation in connection with stock options exercisable upon the sale of stock by the Seller or Bennett.

         5.2 Inspection. On or before the Closing Date (the "Inspection Period"), the Buyer will conduct such investigation and inspection (the "Inspection") with respect to the properties, books, records, legal documents, financial accounts, contracts, title records and prospects of the Corporation, the Subsidiaries, the Corporation's business and the Shares as the Buyer deems appropriate. If the Buyer determines, in the Buyer's sole discretion, that the Corporation's business, the Corporation, the Subsidiaries or the Shares are unsatisfactory for any reason whatsoever, (including, without implied limitation, any adverse change) the Buyer will have the option to terminate this Agreement by written notice to the Seller prior to the Closing Date or to provide written notice to the Seller setting forth the Buyer's objections. If the Seller is unable to satisfy the Buyer's objections, the Buyer will have the option to: (a) waive such objections; (b) extend the Closing Date by that period of time mutually agreed to in writing by the Seller which is reasonably required to enable the Seller to satisfy such objections; or (c) terminate this Agreement by written notice to the Seller.

         5.3 Conduct of Business. Prior to the Closing Date the Seller, without undertaking any independent investigation, agrees to promptly notify the Buyer in writing in the event the Seller discovers any of the following:

                  5.3.1 If any option, warrant or other convertible security entitling the holder thereof to acquire an equity interest in the Corporation or any Subsidiary is issued or exercised or the Corporation or any
                           Subsidiary: (a) amends its Certificate of Incorporation, Bylaws or other formative and governing documents; (b) splits, combines or reclassifies any outstanding shares of capital stock or other equity interest or declares, sets aside or pays any dividend payable in cash, stock or property or makes any other distributions with respect to shares of capital stock or other equity interest; (c) issues, sells, pledges, disposes of or encumbers any additional shares of, or grants or issues rights of any kind to acquire any shares of capital stock or other equity interest of any class; or (d) redeems, purchases, acquires or offers to acquire any shares of capital stock or other equity interest.

                  5.3.2 If the Corporation or any Subsidiary: (a) transfers, sells, mortgages, pledges, encumbers or disposes of any material assets other than to unaffiliated third parties in the ordinary course of business for fair consideration; (b) makes or permits any amendment or termination of any material contract, agreement or commitment to which the Corporation or Subsidiary may be bound; (c) makes any capital expenditures or commits to make any capital expenditure or performs unfulfilled commitments to make capital expenditures, whenever made or entered into not consistent with past business practices; (d) pays or becomes liable to pay any taxes, assessments, fees, penalties, interest or other governmental (state or federal) charges not consistent with past business practices; (e) experiences any material casualty or similar loss; or
                           (f) incurs any material amount of indebtedness for borrowed money or other obligations.

                  5.3.3 If the Corporation, any Subsidiary or the shareholders, affiliates, advisors, or representatives of the Corporation or any Subsidiary, directly or indirectly, encourage, initiate, engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group, other than the Buyer concerning any merger, sale of substantial assets, sale of capital stock, acquisition of a significant equity interest or any similar transaction involving the Corporation, any Subsidiary, the Corporation or any Subsidiary's business or the Shares.

         5.4 Standstill. Until the earlier of the purchase of all of the Shares or the termination of this Agreement, the Seller will not: (a) enter into any agreement, arrangement or understanding involving the sale, transfer, assignment, redemption or other disposition of, or grant a security interest in or optional rights to purchase or otherwise acquire any of the Shares; (b) directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, negotiate with or provide any non-public information to any person other than the Buyer relating to any transaction involving the sale or redemption of the Shares or any merger, consolidation, business combination, share exchange or similar transaction involving the Corporation, any Subsidary or any business of the Corporation or any Subsidiary; or (c) directly or indirectly meet or negotiate with any holders (the "Noteholders") of the RAM 11 1/2% Senior Notes due 2008 (the "Senior Notes") with respect to any proposed recapitalization or other transaction affecting the Senior Notes.

         5.5 Conditions. The Seller will use the Seller's best efforts to cause the conditions in paragraphs 6 and 8 to be satisfied.

         5.6 Option. For value received, the Seller hereby grants to the Buyer the right (the "Option") to purchase from the Seller, at any time after February 1, 2002 but not later than the Termination Date (as hereinafter defined), all of the Option Shares of RAM Common Stock and all other equity interests of the Seller in the Corporation, at the Exercise Price (as hereinafter defined) and on the terms and conditions set forth herein. It is agreed and understood that the Option is specifically conditioned upon the Buyer's consummation of the purchase of the

                  Acquisition Shares and, if the closing of the purchase of the Acquisition Shares does not occur for any reason, then the Option will be null and void.

                  5.6.1 Exercise.On presentation of a written notice of exercise of this Option, together with payment of the Exercise Price for the shares of RAM Common Stock thereby purchased, at the office of the Escrow Agent (as hereinafter defined) in Oklahoma City, Oklahoma, the Buyer will be entitled to receive a certificate or certificates for the shares of RAM Common Stock so purchased.

                  5.6.2 Exercise Price. The Buyer will pay to the Seller $7.33 per Option Share, as adjusted (the "Exercise Price") payable in cash.

                  5.6.3 Adjustments. On the exercise date, the Exercise Price will be decreased by the per Option Share amount of any cash distributed or paid by the Corporation to the Seller as consulting fees, directors fees or other compensation or with respect to the Option Shares at any time after January 1, 2001, and on or before the date of exercise of the Option. In addition to the foregoing adjustments, any non-cash distributions made by the Corporation with respect to the Option Shares after January 1, 2001, and on or before the date of exercise of the Option will be assigned to and be the sole property of the Buyer free and clear of all liens, claims and encumbrances. To the extent received by the Seller, the Seller agrees to hold such non-cash distribution in trust for the Buyer and to deliver such distribution to the Buyer on the date of exercise of the Option in the same form as received by the Seller.

                  5.6.4 Term. This Option may be exercised at any time after the date hereof and on or before February 15, 2003 (the "Termination Date"). If the Option to purchase all or part of the Option Shares has not been exercised prior to the Termination Date, this Option and all of the rights of the Buyer hereunder will expire and terminate on such date without notice by the Seller.

6. Buyer's Conditions Precedent. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions: (a) no preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any regulatory body preventing consummation of the transactions contemplated by this Agreement; (b) no action will have been commenced or threatened against the Seller, the Corporation, any Subsidiary, the Buyer or any of their respective affiliates, associates, officers or directors seeking damages arising from, to prevent or challenge the transactions contemplated by this Agreement; (c) all representations and warranties of the Seller contained herein will be true and correct in all material respects on and as of the Closing Date; (d) the Seller will have performed or satisfied on and as of the Closing Date, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Seller including the sale of all of the Acquisition Shares; (e) all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby will have been satisfactory to the Buyer and the Buyer's counsel, and the Seller will have delivered such additional certificates and other documents as the Buyer reasonably requests including, without limitation, such certificates of the Seller dated the Closing Date evidencing compliance with the conditions set forth in this paragraph 6;
(f) there will have been no material adverse change in the business or condition of the Corporation, any Subsidiary or the Buyer's business; (g) the Buyer will have obtained any necessary approvals or clearance for this transaction required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (h) the Shares will constitute not less than 25.7426% of all of the outstanding shares of the RAM Common Stock; (i) the Buyer will have reached such agreements with the Noteholders as the Buyer determines, in the Buyer's sole discretion, to be necessary to facilitate the closing of this transaction; (j) the Buyer will have completed the Buyer's due diligence pursuant to paragraph 5.2 of this Agreement and determined to consummate the transaction; and (k) the Buyer will have acquired all of the RAM Common Stock owned by Annie Fisher Bennet and such stock will constitute not less than 24.75% of all of the outstanding shares of the RAM Common Stock.

7. Seller's Conditions Precedent. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions: (a) no preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any governmental or regulatory body preventing consummation of the transactions contemplated by this Agreement; (b) no action will have been commenced or threatened against the Seller, the Corporation, the Buyer or any of their respective affiliates, associates, officers or directors seeking damages arising from, to prevent or to challenge the transactions contemplated by this Agreement; and (c) the Buyer will have performed in all material respects all obligations, agreements and conditions contained in this Agreement to be performed or complied with by the Buyer.

8. The Closing. Unless extended as provided herein, this Agreement will be consummated at 10:00 a.m. local time in the offices of Commercial Law Group, P.C. on March 31, 2001 (the "Closing Date"). The parties may, by mutual consent, change the Closing Date to any other date that they may agree upon.

         8.1 Buyer's Deliveries. On the Closing Date, the Buyer will deliver or cause to be delivered to an escrow agent selected by the Buyer and acceptable to the Seller (the "Escrow Agent") the following items (all documents will be duly executed, acknowledged where required) (the "Buyer Closing Documents"):

                  8.1.1 CEC Stock. CEC Stock certificates evidencing the Purchase Price Shares;

                  8.1.2 Evidence of Authority. Such corporate resolutions, certificates of good standing, incumbency certificates and other evidence of authority with respect to the Buyer as might be reasonably requested by the Seller; and

                  8.1.3 Additional Documents. Such additional documents as might be reasonably requested by the Seller to consummate this Agreement.

         8.2 Seller's Deliveries. On the Closing Date, the Seller will deliver or cause to be delivered to the Escrow Agent the following items (all documents will be duly executed and acknowledged where required) (the "Seller Closing Documents"):

                  8.2.1 Shares. Each original stock certificate evidencing the Shares, a completed and executed powers separate from certificate (with signature guaranteed to the satisfaction of the Buyer) for both the Acquisition Shares and the Option Shares and all stock transfer tax stamps affixed;

                  8.2.2 Spousal Ratification. Such ratifications, waivers and assignments from the spouse of the Seller who is not a party to this Agreement as might be reasonably requested by the Buyer;

                  8.2.3 Other Shareholders. Such ratifications and waivers from any party who owns or claims any right, title or interest in and to any of the Shares as might be reasonably requested by the Buyer; and

                  8.2.4 Additional Documents. Such additional documents as might be reasonably requested by the Buyer to consummate this Agreement.

         8.3 Escrow Disbursement. Upon receipt by the Escrow Agent of the Buyer Closing Documents and the Seller Closing Documents in form and substance satisfactory to the Buyer, the Seller and the Escrow Agent, the Escrow Agent will cause the Shares and the related transfer documents to be delivered to the Corporation or the Corporation's transfer agent for transfer of the Acquisition Shares for issuance in the name of the Buyer or the Buyer's designee with the Option Shares being reissued in the name of the Seller.

                  8.3.1 Distribution of Documents. Upon receipt by the Escrow Agent of a stock certificate representing the Acquisition Shares in the name of the Buyer or the Buyer's designee (the "Reissued Certificate") in strict accordance with the terms of this Agreement, the Escrow Agent will: (a) deliver the Seller Closing Documents (including the Reissued Certificate but excluding the Option Shares and the stock power relating to the Option Shares) to the Buyer; (b) will deliver the Buyer Closing Documents to the Seller; and (c) will retain the Option Shares and the stock power relating thereto until the earlier of the exercise of the Option or the Termination Date. In the event the Escrow Agent has not received the Reissued Certificate in accordance with the terms of this Agreement and the Buyer has not waived such defect in writing within ten (10) days after the Closing Date, at any time thereafter, in the sole discretion of the Buyer upon written notice to the Seller and the Escrow Agent, the Escrow Agent will deliver the Buyer Closing Documents to the Buyer and the Seller Closing Documents to the Seller and each of the parties will continue to have their respective rights under this Agreement.

                  8.3.2 Option Exercise. On exercise of the Option, the Buyer will deliver the Exercise Price to the Escrow Agent and the Escrow Agent will cause the Option Shares and stock power to be delivered to the Corporation or its transfer agent for reissuance in the name of the Buyer and upon receipt of the stock certificate for the Option Shares in the name of the Buyer, the Escrow Agent will deliver the Exercise Price to the Seller.

                  8.3.3 Escrow Agent Matters. The duties and obligations of the Escrow Agent will be determined solely by the express provisions of this Agreement and the Escrow Agent will not be liable except for the performance of the duties and obligations specifically set out in this Agreement. The Escrow Agent acts hereunder as a depository only, and is not responsible or liable for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution thereof, or for the identity or authority of any person. The Escrow Agent will not be responsible for any failure or inability of any party to this Agreement or of anyone else, to deliver cash, papers, letters or other documents to the Escrow Agent or otherwise honor any of the provisions of this Agreement. In the event the Escrow Agent becomes involved in litigation in connection with this escrow, the undersigned jointly and severally agree to indemnify and hold the Escrow Agent harmless from all losses, costs, damages, expenses and attorneys' fees suffered or incurred by the Escrow Agent as a result thereof. The obligations of the Escrow Agent under this Agreement will be performed at the office of the Escrow Agent in Oklahoma City, Oklahoma. For the services to be rendered hereunder, the Escrow Agent will be entitled to a reasonable fee and reimbursement of all out of pocket costs and expenses.

         8.4 Costs. The Seller will pay the Seller's attorney fees, the Buyer will pay the Buyer's attorney fees and the Seller and the Buyer will each pay fifty percent (50%) of the Escrow Agent's fees.

         8.5 Risk of Loss. Effective on delivery of the Seller Closing Documents to the Escrow Agent, beneficial ownership and the risk of loss of the Acquisition Shares will pass from the Seller to the Buyer (subject to the rights of the Buyer under paragraph 8.3 of this Agreement).

9. Seller's Indemnification. The Seller agrees to pay, defend, indemnify, reimburse and hold harmless the Buyer and the Buyer's directors, officers, agents and employees (the "Indemnified Parties") for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation) incurred, suffered, paid by or resulting to any of the Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) the execution, delivery, validity and enforceability of this Agreement by the Seller; (b) the performance of this Agreement by the Seller; (c) the Buyer not obtaining one hundred percent (100%) ownership of the Acquisition Shares for the Purchase Price for any reason other than the negligence or inaction of the Buyer; (d) litigation commenced by any third party alleging that the execution, delivery or performance of this Agreement constituted or constitutes a breach or violation of any agreement of the Seller;
(e) any misrepresentation of facts regarding title to the Shares contained in this Agreement; (f) the existence of any facts or circumstances not actually, currently or consciously known by the Buyer on the Closing Date and which constitute a breach, violation or inaccuracy of, incorrectness in, or conflict with any representation or warranty by the Seller contained in paragraph 3 of this Agreement; or (g) any breach or default in performance by the Seller of any covenant or obligation set forth in this Agreement. In addition to the foregoing, the Seller will pay to the Indemnified Parties interest on the amount of any loss, damage, claim, liability, debt, obligation or expense the payment of which is or becomes due to the Indemnified Parties by the Seller, such interest to be at a floating rate of interest equal to the prime rate published from time to time in The Wall Street Journal. Claims for indemnification involving the payment of money by the Seller to an Indemnified Party will be due and payable by the Seller within ten (10) days after notification thereof. Claims for indemnification involving amounts due to third parties will be promptly paid by the Seller when due, subject to the Seller's right to contest the same in good faith.

10. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by: (a) mutual consent of the Seller and the Buyer; (b) the Buyer, if the Buyer is not in default and the conditions set forth in paragraph 6 of this Agreement have not been satisfied by the Seller or waived by the Buyer; (c) the Seller, if the Seller is not in default, and the conditions precedent set forth in paragraph 7 of this Agreement have not been satisfied or waived by the Seller; (d) the Buyer, pursuant to paragraph 5.2 of this Agreement; or (e) the Seller, if the closing does not occur by March 31, 2001 for any reason. In the event of termination, written notice thereof will be given to the other party or parties specifying the provision pursuant to which such termination is made. On termination pursuant to this paragraph 10, except as provided in paragraph 9 hereof, this Agreement will become void and have no effect and there will be no liability hereunder on the part of the Buyer.

11. Default. If a party fails to perform any obligation contained in this Agreement, the party claiming default will serve written notice to the other party specifying the nature of such default and demanding performance. If such default has not been cured within ten (10) days after receipt of such default notice, the nondefaulting party will be entitled to exercise all remedies arising at law or in equity by reason of such default, including, without limitation, specific performance of this Agreement.

12. Arbitration. Any dispute under this Agreement will be submitted to binding arbitration to be conducted in Oklahoma City, Oklahoma, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that there will be one arbitrator selected by the Buyer, one arbitrator selected by the Seller, and a third arbitrator selected by those two arbitrators. The arbitrators will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrators' judgment will be final and binding upon the parties subject solely to challenge on the grounds of fraud or gross misconduct. The arbitration will be held in Oklahoma County, Oklahoma. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction. Unless otherwise expressly set forth in this Agreement, the procedures specified in this paragraph 12 will be the sole and exclusive procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement. Notwithstanding the foregoing, a party may seek a preliminary injunction or other provisional judicial relief if in such party's judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

13. Miscellaneous. It is further agreed as follows:

         13.1     Time. Time is of the essence of this Agreement.

         13.2 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third
                  (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other parties:

                  To the Buyer:              Mr. Aubrey K. McClendon
                                             Chesapeake Energy Corporation
                                             6100 North Western
                                             Oklahoma City, Oklahoma  73118
                                             Telephone:  (405) 848-8000
                                             Telefacsimile:  (405) 879-9580

                  With a copy to:            Ray Lees, Esquire
                                             Commercial Law Group, P.C.
                                             2725 Oklahoma Tower
                                             210 Park Avenue
                                             Oklahoma City, Oklahoma  73102
                                             Telephone:  (405) 232-3001
                                             Telefacsimile:  (405) 232-5553

                  To the Seller:             William Stuart Price
                                             c/o Apex Energy, LLC
                                             601 South Boulder Street
                                             1020 Petroleum Club Building
                                             Tulsa, Oklahoma 74119
                                             Telephone: (918) 599-0060
                                             Telefacsimile: (918) 599-0062

         13.3 Representations and Warranties. The respective representations and warranties of the Seller and the Buyer contained herein or in any certificates or other documents delivered prior to or at the Closing Date will not be deemed waived or otherwise affected by any investigation made by any party hereto. Such representations and warranties will survive the Closing Date. This paragraph 13.3 will have no effect on any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

         13.4 Cooperation. Prior to and at all times following the termination of this Agreement the parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things as might reasonably be requested by any party to this Agreement to assure that the benefits of this Agreement are realized by the parties.

         13.5 Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.

         13.6 Headings. The paragraph headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

         13.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein.

         13.8 Assignment. It is agreed that the parties may not assign such party's rights nor delegate such party's duties under this Agreement without the express written consent of the other parties to this Agreement.

         13.9 Amendment. Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

         13.10 Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible and to be legal, valid and enforceable.

         13.11 Attorney Fees. If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement, the party to such action or proceeding which does not prevail will reimburse the prevailing party therein for the reasonable expenses of attorneys' fees and disbursements incurred by the prevailing party.

         13.12 Waiver. Waiver of performance of any obligation or term contained in this Agreement by any party, or waiver by one party of the other's default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

         13.13 Brokerage. The Seller represents to the Buyer that the Seller has dealt with no broker in connection herewith. The Seller agrees to hold the Buyer harmless from any claim for brokerage commissions asserted by any other party as a result of dealings with the Seller. The Buyer agrees to indemnify and hold the Seller harmless from any claim for brokerage commissions asserted by any party as a result of dealings with the Buyer.

         13.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement.

         13.15 Restricted Legend. The Buyer acknowledges that the Buyer is acquiring the Acquisition Shares and, upon exercise of the Option, the Option Shares for investment purposes for the Buyer's own account and not with a view to, or for resale in connection with, any distribution of such Shares within the meaning of the 33 Act. The Buyer will not sell, transfer or otherwise dispose of the Shares without registration under the 33 Act and state securities laws or qualification for exemptions therefrom. The Buyer agrees that the Corporation may place a stop transfer order with the Corporation's transfer agent, if any, with respect to any noncomplying transfer of the certificates representing any such shares, which stop transfer order will be removed upon compliance with the provisions hereof. The Buyer agrees that each certificate representing the Shares may be inscribed with a legend to the foregoing effect.

         13.16 ACKNOWLEDGMENTS AND ADMISSIONS. THE SELLER HEREBY REPRESENTS, WARRANTS, ACKNOWLEDGES AND ADMITS THAT (A) THE SELLER HAS MADE AN INDEPENDENT DECISION TO ENTER INTO THIS AGREEMENT, WITHOUT RELIANCE ON ANY REPRESENTATION, WARRANTY, COVENANT OR UNDERTAKING BY THE BUYER, WHETHER WRITTEN, ORAL OR IMPLICIT, OTHER THAN AS EXPRESSLY SET OUT IN THIS AGREEMENT OR IN ANOTHER DOCUMENT EXECUTED BY THE BUYER AND DELIVERED AFTER THE DATE HEREOF, (B) THERE ARE NO REPRESENTATIONS, WARRANTIES, COVENANTS, UNDERTAKINGS OR AGREEMENTS BY THE BUYER AS TO THE PURCHASE OF THE SHARES EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, (C) THE BUYER HAS NO FIDUCIARY OBLIGATION TOWARD THE SELLER WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (D) WITHOUT LIMITING ANY OF THE FOREGOING, THE SELLER IS NOT RELYING UPON ANY REPRESENTATION OR COVENANT BY THE BUYER, OR ANY REPRESENTATIVE THEREOF, AND NO SUCH REPRESENTATION OR COVENANT HAS BEEN MADE, AS TO THE PRESENT OR FUTURE VALUE OF THE CEC STOCK OR ANY OTHER MATTERS RELATING TO THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND
                  (E) THE BUYER HAS RELIED UPON THE TRUTHFULNESS OF THE ACKNOWLEDGMENTS IN THIS PARAGRAPH 13.16 IN DECIDING TO EXECUTE AND DELIVER THIS AGREEMENT AND TO BECOME OBLIGATED HEREUNDER.

         13.17 JOINT ACKNOWLEDGMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         13.18 WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. EACH OF THE BUYER AND THE SELLER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, (B)

                  WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY "SPECIAL DAMAGES," AS DEFINED BELOW, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH. AS USED IN THIS PARAGRAPH, "SPECIAL DAMAGES" INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

                      IN WITNESS WHEREOF, the Seller and the Buyer have executed this Agreement effective as of the date first above written.


                                 CARMEN ACQUISITION CORP., an Oklahoma
                                 corporation


                                 By /s/ Marcus C. Rowland
                                    --------------------------------------------
                                    Marcus C. Rowland, Executive Vice President

                                 (the "Buyer")


                                 /s/ William Stuart Price
                                 -----------------------------------------------
                                 WILLIAM STUART PRICE, individually

                                 (the "Seller")

The undersigned Escrow Agent executes this Agreement this __ day of ______, 2001, solely for the purpose of accepting the escrow pursuant to the provisions of paragraph 8 of this Agreement and the Escrow Agent will not otherwise be bound by any of the terms or conditions hereof.


                                 By /s/ Jackie L. Hill, Jr.
                                   ---------------------------------------------
                                 Name Jackie L. Hill, Jr.
                                     -------------------------------------------
                                 Title
                                      ------------------------------------------
                                 (the "Escrow Agent")



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